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                       CONSENT OF INDEPENDENT REGISTERED
                            PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our reports dated
March 24, 2006 with respect to the financial statements of John Hancock Life Insurance Company of NY Separate Account B [formerly Manufacturers Life Insurance Company of NY Separate Account B], which are contained in the Statement of Additional Information in Pre-Effective Amendment No. 1 in the Registration Statement [Form N-6 No. 333-132905] and related Prospectus of John Hancock Life Insurance Company of NY Separate Account B [formerly Manufacturers Life Insurance Company of NY Separate Account B].

Toronto, Canada,                                          /s/ Ernst & Young LLP
June 8, 2006.                                             Chartered Accountants